Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of June 28, 2018 (the “Effective Date”) by and between Voyager Therapeutics, Inc. (the “Company”) and Gaetan Andre Turenne (the “Executive”).

1.                                      Employment.  The Company and the Executive desire that their employment relationship be governed by this Agreement commencing as of the Effective Date and continuing in effect until terminated by either party in accordance with this Agreement.  The Executive’s first day of employment shall be July 16, 2018 or such earlier date as may be mutually agreed upon by the Company and the Executive (the “Commencement Date”).  At all times, the Executive’s employment with the Company will be “at-will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason, subject to the terms of this Agreement.

2.                                      Duties.  The Executive will serve as the President and Chief Executive Officer of the Company with the traditional power and duties of such office in companies similar in size to the Company and such additional other executive level duties reasonably assigned by the Company’s Board of Directors (the “Board”).   Promptly following the execution of this Agreement, the Executive shall be appointed to the Board, in conjunction with his commencement as the Company’s Chief Executive Officer, effective as of the Commencement Date. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company and not engage in any other business activities without prior written approval by the Board and provided that such activities do not create a conflict of interest or otherwise interfere with the Executive’s performance of the Executive’s duties to the Company.  Notwithstanding the foregoing, the Executive may serve in religious or charitable activities as long as such services and activities do not create a conflict of interest or otherwise interfere with the Executive’s performance of the Executive’s duties to the Company.  The normal place of work is Cambridge, MA.  It is understood and agreed that the Executive will generally be on site in Cambridge, unless the Executive is traveling on behalf of the Company.

3.                                      Compensation and Related Matters.

(a)                     Base Salary.  The Executive’s annual base salary is $520,000, which is subject to review and redetermination by the Company from time to time.  The annual base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)                     Bonus.  The Executive is eligible to participate in the Company’s Senior Executive Cash Incentive Bonus Plan, as approved by the Board or its Compensation Committee from time to time.  The terms of the Incentive Bonus Plan shall be established and altered by the Board or its Compensation Committee in its or their sole discretion.  For calendar year 2018, the Executive’s target bonus under this Section 3(b) shall be 50% of the Executive’s annual Base Salary, pro-rated to reflect the Executive’s 2018 service.  To earn any bonus, the Executive must be employed by the Company on the day such bonus is paid, except as provided to the contrary in either Section 6 or 7 below, because such Bonus serves as an incentive for the Executive to remain employed with the Company.  Both parties acknowledge and agree that any Bonus is not intended and shall not be deemed a “wage” under any state or federal wage-hour law.

(c)                      Equity.  Subject to approval by the Company’s Compensation Committee and a majority of the Company’s Independent Directors as defined in NASDAQ Listing Rule 5605(a)(2), and as a material inducement to the Executive entering into employment with the Company, on or about the Commencement Date, the Executive shall be granted an option to purchase 650,000 shares of Common Stock (“Common Stock”) of the Company, such option to (a) have an exercise price per share equal to the closing price per share of the Company’s Common Stock on the NASDAQ Global Select Market on the date of grant, (b) vest and become exercisable, subject to the Executive’s continued employment on each applicable vesting date, at a rate of 25% of the total shares underlying the option on the first anniversary of the date of grant and, following that, as to an additional 2.0833% of the total shares underlying the grant on a monthly basis in arrears, (c) be awarded outside of the Company’s stock incentive plans as an “inducement grant” within the meaning of NASDAQ Listing Rule 5635(c)(4), (d) be a nonqualified stock option and (e) be subject to the terms and conditions of a nonqualified stock option agreement between the Executive and the Company.  The Executive’s rights in and eligibility for restricted stock and stock options (as applicable) will be governed by the applicable equity documents.

(d)                     Employee Benefits.  The Executive will be entitled to participate in the Company’s employee benefit plans, subject to the terms and the conditions of such plans and to the Company’s ability to amend and modify such plans.  The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice and without recourse by the Executive.

(e)                      Reimbursement of Business Expenses.  The Company shall reimburse the Executive for travel, entertainment, business development and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business.  Expense reimbursement shall be subject to such policies that the Company may adopt from time to time, including with respect to pre-approval.

4.                                      Certain Definitions.

(a)                                 “Cause” means (A) the commission by the Executive of (i) any felony; or (ii) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud or (B) a good faith finding by the Company of: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Executive were retained in the Executive’s position but, provided that the Company reasonably determines that such conduct is capable of being cured, only after receipt of written notice by the Company reasonably describing such conduct and if the Executive fails to cease and cure such conduct within fifteen (15) days of receipt of said written notice; (iii) continued non-performance by the Executive of the Executive’s responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) but, provided that the Company reasonably determines that such conduct is capable of being cured, only after receipt of written notice by the Company reasonably describing such non-performance and the Executive’s failure to cure such non-performance within fifteen (15) days of receipt of said written notice; (iv) a breach by the Executive of any confidentiality or restrictive covenant obligations to the Company, including under the Confidentiality, Non-Competition and Assignment Agreement (the “Confidentiality Agreement”); (v) a material violation by the Executive of any of the Company’s written employment policies communicated to the Executive; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities as provided under Section 13 of this Agreement, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(b)                                 “Disabled” means the Executive is unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any twelve (12) month period.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.  Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)                                  “Good Reason” means that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent: (A) a material diminution in the Executive’s responsibilities, authority or duties; (B) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (C) the relocation of the Executive’s principal place of business more than fifty (50) miles other than in a direction that reduces the Executive’s daily commuting distance; or (D) the material breach of this Agreement by the Company, which shall include a change in the Executive’s reporting relationship described in Section 2 above or a failure to timely grant the Option described in Section 3(c) above.  “Good Reason Process” means that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates the Executive’s employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(d)                                 “Sale Event” means the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a Person or group of Persons, or (iv) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.”  Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A of the Internal Revenue Code, a Sale Event must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).

(e)                                  “Sale Event Period” means the period ending twelve (12) months following the consummation of a Sale Event.

(f)                                   “Terminating Event” means termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason.  A Terminating Event does not include: (i) the termination of the Executive’s employment due to the Executive’s death or a determination that the Executive is Disabled; (ii) the Executive’s resignation for any reason other than Good Reason, or (iii) the Company’s termination of the Executive’s employment for Cause.

5.                                      Compensation in Connection with a Termination for any Reason.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) any earned but unpaid Base Salary, unpaid expense reimbursements, accrued but unused vacation and accrued and vested employee benefits.

6.                                      Severance and Accelerated Vesting if a Terminating Event Occurs within the Sale Event Period.  In the event a Terminating Event occurs within the Sale Event Period, subject to the Executive signing and complying with a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement and reaffirmation of the Confidentiality Agreement (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination or by an earlier date as determined by the Company, the following shall occur:

(a)                                 the Company shall pay to the Executive an amount equal to eighteen (18) months of the Executive’s Base Salary in effect immediately prior to the Terminating Event (or the Executive’s Base Salary in effect immediately prior to the Sale Event, if higher), determined in each case immediately before any event that constitutes Good Reason;

(b)                                 the Company shall pay to the Executive an amount equal to 100% of the prorata annual bonus target for the current year, based on the Date of Termination;

(c)                                  if the Executive timely elects and is eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the date that is eighteen (18) months following the Date of Termination, and (y) the date on which the Executive obtains alternative coverage (as applicable, the “COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on the Executive’s behalf immediately prior to the Date of Termination.  The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by the Executive monthly for as long as, and to the extent that, the Executive remains eligible for COBRA continuation.  The Executive agrees that, should the Executive obtain alternative medical and/or dental insurance coverage prior to the date that is eighteen (18) months following the Date of Termination, the Executive will so inform the Company in writing within five (5) business days of obtaining such coverage.  Notwithstanding anything to the contrary herein, in the event that the Company’s payment of the amounts described in Section 6(c) would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Company agree to work together in good faith to restructure such benefit.

(d)                                 100% of all time-based equity awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination and the provisions of this Section 6(d) shall be deemed to be incorporated by reference into the agreements governing all such awards.

For avoidance of doubt, the Separation Agreement and Release for purposes of this Agreement shall not (i) require a waiver of any rights under the indemnification agreement between the Company and the Executive or any rights described in Section 5 above or (ii) impose duties or obligations in addition to those set out in this Agreement or the Employee Agreement.  Notwithstanding the foregoing, if the Executive’s employment is terminated in connection with a Sale Event and the Executive immediately becomes reemployed by any direct or indirect successor to the business or assets of the Company, the termination of the Executive’s employment upon the Sale Event shall not be considered a termination without Cause for purposes of this Agreement.

The amounts payable under Sections 6(a) and 6(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over eighteen (18) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

7.                                      Severance if a Terminating Event Occurs Outside the Sale Event Period.  In the event a Terminating Event occurs at any time other than during the Sale Event Period, subject to the Executive signing the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination or by an earlier date as determined by the Company, the following shall occur:

(a)                                 the Company shall pay to the Executive an amount equal to twelve (12) months of the Executive’s annual Base Salary in effect immediately prior to the Terminating Event (but only after disregarding any event that constitutes Good Reason);

(b)                                 the Company shall pay to the Executive an amount equal to 100% of the prorata annual bonus target for the current year, based on the Date of Termination; and

(c)                                  if the Executive timely elects and is eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the date that is twelve (12) months following the Date of Termination, and (y) the date on which the Executive obtains alternative coverage (as applicable, the “COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on the Executive’s behalf immediately prior to the Date of Termination.  The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation.  The Executive agrees that, should the Executive obtain alternative medical and/or dental insurance coverage prior to the date that is twelve (12) months following the Date of Termination, the Executive will so inform the Company in writing within five (5) business days of obtaining such coverage.  Notwithstanding anything to the contrary herein, in the event that the Company’s payment of the amounts described in Section 7(c) would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Executive and the Company agree to work together in good faith to restructure such benefit.

The amounts payable under Section 7(a) and 7(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

8.                                      Confidentiality, Non-Competition and Assignment Agreement.  The Executive acknowledges and agrees that he must execute the Confidentiality Agreement between the Company and the Executive, attached hereto as Exhibit A, as a condition of his employment with the Company.  The terms of the Confidentiality Agreement are incorporated by reference in this Agreement and the Executive hereby reaffirms the terms of the Confidentiality Agreement as a material term of this Agreement.

9.                                      Additional Limitation.

(a)                                 Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)                                 For purposes of this Section, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section shall be made by a nationally recognized accounting firm selected by the Company prior to the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

10.                               Section 409A.

(a)                                 Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death.

(b)                                 The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)                                  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)                                 To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)                                  The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11.                               Taxes.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  The Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes tax liabilities.

12.                               Notice and Date of Termination.

(a)                                 Notice of Termination.  The Executive’s employment with the Company may be terminated by the Company or the Executive at any time and for any reason.  Any termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)                                 Date of Termination.  “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of Executive’s Disability or by the Company for Cause or without Cause, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive for any reason except for Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in the termination being deemed a termination by the Company for purposes of this Agreement.

13.                               Litigation and Regulatory Cooperation.  During and after the Executive’s employment, and at all times, so long as there is not a significant conflict with the Executive’s then employment, the Executive shall cooperate reasonably with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate reasonably with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for any reasonable out of pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section.

14.                               Relief.  If the Executive breaches, or proposes to breach, any portion of this Agreement, including the Confidentiality Agreement, or, if applicable, the Separation Agreement and Release, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, and, if applicable, the Company shall have the right to suspend or terminate the payments, benefits and/or accelerated vesting, as applicable.  Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of duties under this Agreement, the Confidentiality Agreement or the Separation Agreement and Release.

15.                               Governing Law; Consent to Jurisdiction; Forum Selection.  The resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or the Confidentiality Agreement, or arising out of, related to, or in any way connected with the Executive’s employment with the Company or any other relationship between the Executive and the Company (“Disputes”) will be governed by the law of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law.  The Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute and agree that any claims or legal action shall be commenced and maintained solely in a state or federal court located in the Commonwealth of Massachusetts.

16.                               Integration.  This Agreement constitutes the entire agreement between the parties with respect to compensation, severance pay, benefits and accelerated vesting and supersedes in all respects all prior agreements between the parties concerning such subject matter, including without limitation any prior offer letter or discussions relating to the Executive’s employment relationship with the Company.  Notwithstanding the foregoing, the Confidentiality Agreement, and any other agreement or obligation relating to confidentiality, noncompetition, non-solicitation or assignment of inventions shall not be superseded by this Agreement, and the Executive acknowledges and agrees that any such agreements and obligations remain in full force and effect.

17.                               Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.                               Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.                               Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and (i) sent by email to the email addresses used by the Executive and the members of the Board (as applicable) in their usual course of business; (ii) delivered by hand; (iii) sent by a nationally recognized overnight courier service or (iv) sent by registered or certified mail, postage prepaid, return receipt requested, in each case ((iii) and (iv)) to the Executive at the last address the Executive has filed in writing with the Company, or (as applicable) to the Company at its main office, attention of the Vice President of Human Resources.

20.                               Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

21.                               Assignment and Transfer by the Company; Successors.  The Company shall have the right to assign and/or transfer this Agreement to any entity or person, including without limitation the Company’s parents, subsidiaries, other affiliates, successors, and acquirers of Company stock or other assets, provided that such entity or person receives all or substantially all of the Company’s assets.  The Executive hereby expressly consents to such assignment and/or transfer.  This Agreement shall inure to the benefit of and be enforceable by the Company’s assigns, successors, acquirers and transferees.

22.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

VOYAGER THERAPEUTICS, INC.

By:	/s/ Steven M. Paul

Name:	Steven M. Paul, M.D.

Title:	President & Chief Executive Officer

EXECUTIVE:

/s/ Gaetan Andre Turenne

Gaetan Andre Turenne

EXHIBIT A

Confidentiality, Non-Competition and Assignment Agreement

VOYAGER THERAPEUTICS, INC.

Confidentiality, Noncompetition and Assignment Agreement

In consideration and as a condition of (i) my employment by, my continued employment by or my other service relationship with Voyager Therapeutics, Inc. (along with its parents, subsidiaries, affiliates, successors and assigns, the “Company”) and, (ii) the grant of stock options to which I am not otherwise entitled, I agree to the terms and conditions of this Confidentiality, Noncompetition and Assignment Agreement (this “Agreement”).  For purposes of this Agreement, references to the employment relationship shall mean any employment, co-employment, independent contractor or other service relationship, whether directly or through a third party, that I may have with the Company.

1.                                             Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, pre-clinical and clinical testing  data and strategies, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information obtained pursuant to my job duties and responsibilities, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2.                                             Recognition of Company’s Rights.  Except as otherwise permitted by Section 13, I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3.                                             Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4.                                             Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.                                             Developments. I will make full and prompt  disclosure to the Company of all inventions, discoveries, designs, developments, methods,  modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company- Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in

Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company- Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or plans to be engaged in the future, and does not result from the use of  premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company enough information regarding any such Developments to enable the Company to determine whether they qualify for such exclusion.  I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6.                                             Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason or at any time upon the Company’s request, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other  written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7.                                             Enforcement of Intellectual Property Rights.  I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8.                                             Non-Competition and Non-Solicitation.

In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of one (1) year following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business  activity anywhere in the United States that develops, manufactures or markets any products, or performs any services that involve gene therapy for central nervous system disorders; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice, or attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of any attempt to hire such person. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9.                                             Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies

which impose obligations or restrictions on the   Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.                                      Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any  previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any  other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.                                      Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. If I violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, I agree that I am obligated to pay all the Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.

12.                                      Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to and/or incorporates any Proprietary Information.

13.                                      Scope of Disclosure Restrictions.  I understand and acknowledge that nothing in this Agreement or elsewhere prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  I understand that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding my confidentiality and nondisclosure obligations, I understand that I am hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

14.                                      No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

15.                                      Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

16.                                      Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview. For twelve (12) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

17.                                      Disclosure to Future Employers. During the Restricted Period, I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

18.                                      Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

19.                                      Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

20.                                      Other Agreements. This Agreement shall supplement, and shall not limit or be limited by any other restrictive covenant agreement to which the Company (or any its subsidiaries or affiliates) and I are parties, including, without limitation, any noncompetition, non-solicitation and/or assignment of inventions agreement I previously entered into with the Company, provided to the extent this Agreement is in conflict with any part of a prior restrictive covenant agreement and cannot be read in tandem, this Agreement shall control with respect to the conflicting provisions.

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Gaetan Andre Turenne

Type or print name: Gaetan Andre Turenne

Date:	6/28/2018

EXHIBIT A

To:                                     Voyager Therapeutics, Inc.

From:                       G. Andre Turenne

Date:                          6/28/2018

SUBJECT:                                     Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒                                  No inventions or improvements

•                                          See below:

•                                          Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

•                                          None

•                                          See below: